CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights,” “Portfolio Holdings Information” and Independent Registered Public Accounting Firm” and to the use of our report dated February 3, 2006 on the 2005 financial statements of Evolution VP Managed Bond Fund Evolution VP All-Cap Equity Fund (formerly Evolution Managed Equity Fund), which is incorporated by reference in this Registration Statement (Form N-1A) of DireXion Insurance Trust (formerly Potomac Insurance Trust) to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 27 to the Registration Statement under the Securities Act of 1933 (File No. 333-93813) and in this Amendment No. 29 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-09761).

/s/ ERNST & YOUNG LLP

Chicago, Illinois
August 25, 2006